Exhibit 99.1

Navigators Announces Additional Share Repurchase Program

NEW YORK, April 5, 2010 (BUSINESS WIRE)— The Navigators Group, Inc. (NASDAQ:NAVG) today announced that its Board of Directors has adopted a share repurchase program for up to $65 million of the Company’s common stock. This repurchase program is in addition to the Company’s existing $35 million share repurchase program, announced in November 2009, pursuant to which approximately 715,000 shares have been purchased at an aggregate purchase price of around $30.5 million.

Repurchases may be made from time to time at prevailing prices in open market or privately negotiated transactions through December 31, 2010. The timing and amount of the repurchase transactions under the program will depend on a variety of factors, including the trading price of the stock, market conditions and corporate and regulatory considerations.

“The authorization of a share repurchase program reflects the Board’s continued confidence in the Company’s financial condition and our ability to grow shareholder value in the future,” commented Stan Galanski, President and Chief Executive Officer.

The Company also announced that, on March 31, 2010, it entered into a written trading plan (the “10b5-1 Plan”) under Rule 10b5-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to facilitate the repurchase of shares of the Company’s common stock under the announced share repurchase plan through December 31, 2010.  The 10b5-1 Plan takes effect on April 12, 2010 and was made contingent upon the Company’s entering into a Fifth Amended and Restated Credit Agreement with its lenders, which contingency was fulfilled on April 1, 2010.

The Company’s 10b5-1 Plan provides that a broker selected by the Company has the authority to repurchase shares of common stock pursuant to the terms and limitations specified in the 10b5-1 Plan, including compliance with Rule 10b-18 under the Exchange Act. The Rule 10b5-1 Plan will allow the Company’s broker to repurchase shares of common stock on behalf of the Company during prohibited trading periods in connection with the Company’s quarterly earnings releases in 2010 to the extent such purchases are permitted pursuant to Regulation M under the Exchange Act. There can be no assurance that any stock will be repurchased by the Company either through its Rule 10b5-1 Plan or otherwise. The Company may suspend or terminate its Rule 10b5-1 Plan at any time, so long as the suspension or termination does not result in a violation of applicable securities laws.

The Navigators Group, Inc. is an international specialty insurance holding company with insurance company operations, underwriting management companies, and operations at Lloyd’s of London. Headquartered in New York City, Navigators has offices in major insurance centers in the United States, the United Kingdom and Continental Europe. Navigators Insurance Company and Navigators Specialty Insurance Company are both rated ‘A’ (Excellent) by A.M. Best and ‘A’ (Strong) by Standard & Poor’s.

This press release may contain “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Whenever used in this release, the words “estimate,” “expect,” “believe,” “may,” “will,” “intend,” “continue” or similar expressions are intended to identify such forward-looking statements. Forward-looking statements are derived from information that we currently have and assumptions that we make. We cannot assure that results that we anticipate will be achieved, since results may differ materially because of known and unknown risks and uncertainties that we face. Please refer to Navigators’ most recent Forms 10-K and 10-Q and its other filings with the Securities and Exchange Commission for a description of Navigators’ business and the important factors that may affect that business. Navigators undertakes no obligation to publicly update or revise any forward-looking statement

CONTACT:
Taha Ebrahimi
Media Inquiries
(914) 933-6209
tebrahimi@navg.com

www.navg.com